Exhibit 10.34
QLIK TECHNOLOGIES INC.
AND
STIFTELSEN INDUSTRIFONDEN
SHARE PLEDGE AGREEMENT
REGARDING THE SHARES IN QLIKTECH
INTERNATIONAL AB
ADVOKATFIRMAN VINGE KB
ÖSTERGATAN 30 • BOX 4255
SE-203 13 MALMÖ • SWEDEN
TEL: +46 40 664 55 00
TELEFAX: +46 40 664 55 01
www.vinge.se

TABLE OF CONTENTS

1	Definitions	1
2	Pledge of Security Assets and Grant of Security	2
3	Perfection of Pledge	2
4	Continuing Security	3
5	Dividends	3
6	Exercise of Shareholders Rights	3
7	Representations and Warranties	4
8	Undertakings by the Pledgor	5
9	Enforcement	5
10	Application of Proceeds	6
11	Waiver of Defences	6
12	Costs and Expenses	7
13	Release of Pledge	7
14	Limitation of Liability	7
15	Further Assurance	8
16	Assignments, etc.	8
17	Amendments	8
18	Notices	8
19	Counterparts	9
20	Governing Law And Jurisdiction	9
APPENDICES:

Appendix 3.2	Form of Notice

Appendix 6.2	Form of Power of Attorney

SHARE PLEDGE AGREEMENT
This share pledge agreement (this “Agreement”) is entered into on 16 June 2008
BETWEEN:
(1)
Qlik Technologies Inc., a company duly organized under the laws of the State of Delaware, USA, with an address at 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087, USA (the “Pledgor”); and

(2)	Stiftelsen Industrifonden, a Swedish foundation, with address Box 1163, SE-111 91 Stockholm, Sweden , (the “Pledgee”).
WHEREAS:
(A)	Pursuant to the Facility Agreement (as defined below), Stiftelsen Industrifonden (as lender) has agreed to make certain loan facilities available to the Pledgor.

(B)
The Pledgor has agreed to provide collateral to Stiftelsen Industrifonden, to secure the Pledgor’s obligations and liabilities under the Finance Documents on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:
1	Definitions

1.1	Unless otherwise defined herein, terms defined in the Facility Agreement have the same meanings when used in this Agreement.

1.2	In this Agreement, the following definitions are used:

“Business Day” means a day (other than Saturday or Sunday) when banks are open for general banking business in Stockholm, Sweden;

“Company” means QlikTech International AB, Reg. No. 556472-2691;

“Facility Agreement” means the term loan facility agreement entered into by and between Stiftelsen Industrifonden, and Qlik Technologies Inc. dated 16 June 2008;

“Pledge” means the security interest over the Security Assets created hereunder in favour of the Pledgee;

“Related Rights” means, in relation to the Shares, all dividends and other distributions paid or payable after the date hereof on all of the Shares whether in cash or in kind and all shares, securities (including any convertible debt instruments and the dividends or interest thereon), rights, money and property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of any of the Shares or in substitution or exchange for any of the Shares;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Lender under the Finance Documents;

“Security Assets” means the Shares and the Related Rights;

“Share Certificates” means the share certificate(s) (Sw. aktiebrev) representing the Shares; and

“Shares” means 22,590,604 shares in the Company representing sixty-five percent (65%) of the total number of shares in the Company owned by the Pledgor and represented by the share certificate 1- 22,590,604.

1.3	In this Agreement, a reference to:
(a)	any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(b)	a person includes its successors and assigns; and

(c)	any document, agreement or other instrument is a reference to the same as it may have been, or may from time to time be, amended, novated, varied or supplemented.
2	Pledge of Security Assets and Grant of Security

2.1
The Pledgor hereby irrevocably and unconditionally pledges all its rights, title and interest in and to the Security Assets to the Pledgee for the purpose of constituting security for the due and punctual payment, discharge and performance by the Pledgor of the Secured Obligations.

3	Perfection of Pledge

3.1	The Pledgor shall on the date hereof deliver to the Pledgee the Share Certificates duly endorsed in blank.

3.2
The Pledgor shall on the date hereof notify the Company of the Pledge created hereunder by sending a notice to the Company in the form set out in Appendix 3.2, and procure that the Company acknowledges receipt of such notice and registers the Pledge in the share register of the Company.

3.3
Upon the issue of any Related Rights, the Pledgor shall promptly deliver to the Pledgee or procure the delivery to the Pledgee of documents of title in respect of such Related Rights together with such other documents as the Pledgee in its absolute discretion considers appropriate.

4	Continuing Security

4.1
The Pledge created by this Agreement shall be a continuing security and shall not be considered as discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations and shall be binding until the Pledgee has confirmed in writing that all the Secured Obligations have been unconditionally and irrevocably discharged in full.

4.2	The Pledge created by this Agreement is in addition to and is not in any way prejudiced by any present or future pledge, guarantee or other security given in respect of the Secured Obligations.

4.3
The Pledgee is entitled to decide in its own discretion which security interests and in what order such security interests shall be applied towards the satisfaction of the Secured Obligations and the Pledgor shall not be entitled to claim any right to any other security given to the Pledgee in respect of the Secured Obligations.

5	Dividends

5.1	Notwithstanding Clause 2, for as long as no Event of Default has occurred and is continuing, all dividends declared on or in respect of the Shares may be paid to the Pledgor.

5.2
Following the occurrence of an Event of Default and for as long as such Event of Default is continuing, all dividends shall be paid to the Pledgee. Any dividends paid to the Pledgee will become part of the security created under this Agreement and be applied towards satisfaction of the Secured Obligations.

5.3
To the extent the Pledgor receives any payment in respect of the Shares in breach of this Agreement, any amount so received shall be held separated from the Pledgor’s other assets as “escrow funds” (Sw. redovisningsmedel) and immediately be transferred to the Pledgee.

6	Exercise of Shareholders Rights

6.1
Subject to Clause 6.2, the Pledgor shall during the term of this Agreement have the right to exercise any voting rights attached to the Shares in a manner consistent with this Agreement and the Facility Agreement.

6.2
Upon the occurrence and during the continuance of an Event of Default, the Pledgor will at the request of the Pledgee issue to the Pledgee a separate power of attorney in the form set out in Appendix 6.2, giving the Pledgee the exclusive right to exercise or cause to be exercised the voting rights or other shareholder rights pertaining to the Shares as long as an Event of Default is continuing. The power of attorney shall be renewed annually and the Pledgor shall ensure that such power of attorney remains in effect at all relevant times.

6.3
Upon the occurrence of an Event of Default and for as long as it is continuing, the Pledgee may, at its own option and to the exclusion of the Pledgor, exercise all voting powers under the power of attorney issued pursuant to Clause 6.2.

7	Representations and Warranties

7.1	The Pledgor represents and warrants that:
(a)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement;

(b)
this Agreement constitutes legally binding and valid obligations of the Pledgor enforceable in accordance with its term (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership or similar laws affecting creditor’s rights generally);

(c)
the execution and performance of this Agreement and the transactions contemplated hereunder, do not and will not conflict with the constitutional documents of the Pledgor, any applicable law or regulation or any agreement or document binding upon the Pledgor;

(d)	all necessary consents and authorisations required in relation to the entry into, performance, validity and enforceability of this Agreement have been obtained and are in full force and effect; and

(e)
it has not taken any action nor have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, division, re-organisation, liquidation, bankruptcy or for the appointment of a liquidator, receiver or similar officer of it or a material part of its assets.

7.2	The Pledgor further represents and warrants that:
(f)	the Company is duly incorporated and validly existing as a limited liability company under the laws of Sweden;

(g)	it has full ownership of the Security Assets and no Security is in existence over the Security Assets or any part thereof except for the security created hereunder;

(h)	the Shares have been validly issued, fully paid and duly registered and constitute sixty-five percent (65%) of the Company’s issued share capital;

(i)
the Articles of Association of the Company does not contain any provisions regarding consent requirement (Sw. samtyckesförbehåll), right of first refusal (Sw. förköpsförbehåll), post-sale purchase right (Sw. hembudsförbehåll) or any similar provision or arrangement;

(j)
neither the Pledgor nor the Company has issued, granted or entered into any outstanding options, warrants or other rights of any kind, the content of which includes a right to acquire, or an obligation to issue shares or other equity interests in the Company; and

(k)
the Company has not taken any action nor have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, division, re-organisation, liquidation, bankruptcy or for the appointment of a liquidator, receiver or similar officer of the Company or a material part of its assets.

7.3
The representations and warranties given in Clause 7.1 and 7.2 above are made by the Pledgor as of the date of this Agreement and are deemed to be repeated on the date of the Utilisation Request and on the Utilisation Date

8	Undertakings by the Pledgor

The Pledgor shall not otherwise than as expressly permitted by the Facility Agreement:
(l)	create or permit to subsist any Security or third party right in, over or on any Security Asset other than any security interest created by this Agreement;

(m)	sell, transfer or otherwise dispose or attempt to dispose of the Security Assets or any part thereof or permit the same to occur;

(n)
make any amendment or change of the Articles of Association of the Company which would adversely affect the interests of the Pledgee and in no case incorporate provisions regarding consent requirement, right of first refusal, post-sale purchase right or provisions limiting the Company’s right to grant security or the rights attaching to certain class of shares;

(o)	take or permit the taking of any action whereby the rights attaching to any of the Security Assets are amended;

(p)
vote for any resolution for merger (Sw. fusion), division (Sw. fision), liquidation (Sw. likvidation), bankruptcy (Sw. konkurs) or any other kind of winding-up, unless the liquidation is required by mandatory legislation, or for any resolution for the commencement of insolvency proceedings, formal company re-organisation (Sw. företagsrekonstruktion) or other similar proceedings which may adversely affect the effectiveness or value of the Pledge; or

(q)	do or cause or permit to be done anything which will, or could be reasonably expected to, materially adversely affect the Security Assets or the rights of the Pledgee hereunder.
9	Enforcement

9.1
The Pledgee may, upon the occurrence of an Event of Default where a Default Notice has been served and at any time thereafter for as long as such Event of Default is continuing, in addition to any other remedies provided herein or in any other Finance Document or otherwise permitted by law, liquidate any or all of the Security Assets through one or more sales free from any claim or right of any nature whatsoever of the Pledgor. When liquidating the Security Assets, the Pledgee may, in its sole discretion, elect to either:

(r)	sell the Security Assets or any part thereof, for cash or other value, publicly or privately or in such manner and on such terms as the Pledgee in its sole discretion deems fit; or

(s)	purchase itself, or nominate a third party who shall be entitled to purchase for cash or other value, the Security Assets or any part thereof from the Pledgor.
9.2	The Pledgee shall give the Pledgor and the Company’s creditor Handelsbanken seven (7) days prior written notice of such intended or actual action before the exercise of any rights under this Clause 9.

9.3	For the avoidance of doubt, Chapter 10 of the Swedish Commercial Code (Sw. handelsbalken) shall not apply to this Agreement or any enforcement hereunder.

9.4
Provided it has acted with normal care the Pledgee shall not be liable for any loss arising from or in connection with the enforcement of the rights of the Pledgee under this Agreement or the disposal of the Security Assets or any part thereof.

10	Application of Proceeds

10.1
Any money received by the Pledgee in exercise of the rights, powers and remedies under this Agreement or by law shall be applied by the Pledgee in discharge of the Secured Obligations in the manner and order determined by the Pledgee.

10.2	In case of enforcement prior to bankruptcy only, when all of the Secured Obligations have been fully and irrevocably discharged, the surplus (if any) shall be paid to the Pledgor.

11	Waiver of Defences

The obligations of the Pledgor under this Agreement will not be affected by an act, omission, matter or thing, which but for this provision, would release or prejudice any of its obligations under this Agreement (without limitation and whether or not known to it or the Pledgee) including:

(t)
the taking, variation, compromise, exchange, renewal or release of or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Pledgor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(u)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or in status of the Pledgor or any other person;

(v)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security; and
(w)	any unenforceability, illegality, frustration or invalidity of any obligation of any person under any Finance Document or any other document or security.
12	Costs and Expenses

The Pledgor will pay the amount of all costs and expenses (including without limitation stamp duties and legal fees) reasonably incurred by the Pledgee in connection with the creation, preservation, perfection or enforcement of the Pledge. The Pledgor shall indemnify the Pledgee in respect of such costs and expenses. All such costs and expenses shall be included in the Secured Obligations.

13	Release of Pledge

13.1
When the Secured Obligations have been unconditionally and irrevocably discharged in full, the Pledgee shall promptly, at the request of the Pledgor and subject to the Pledgee being indemnified in respect of its costs, release the Pledge over the Security Assets and execute such documents and do such other things that may be necessary to release the Pledge.

13.2
Where an amount has been paid by the Pledgor to the Pledgee under the Finance Documents or this Agreement, but there is a risk that such payment will be avoided or otherwise set aside in the course of bankruptcy proceedings or other similar proceedings, such amount shall not be considered to have been irrevocably paid for the purposes of this Agreement.

14	Limitation of Liability

14.1
Neither one of the Parties shall be held responsible for any damage caused to the other Party arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if any of the Parties takes such measures, or is subject to such measures. Should there be an obstacle as described above for either one of the Parties to take any action in compliance with this Agreement, such action may be postponed until the obstacle has been removed.

14.2
Any damage that may arise in other cases shall not be indemnified by the other Party if this other Party has observed normal care. Neither one of the Parties shall in any case be held responsible for any indirect damage, consequential damage and/or loss of profit.

15	Further Assurance

The Pledgor shall, and the Pledgor shall procure that the Company shall, from time to time and at its own expense, upon the request by the Pledgee, promptly and do all such acts and duly execute and deliver any and all such transfers, powers of attorney and other further documents as the Pledgee may reasonably deem necessary for the purpose of obtaining the full benefit of this Agreement and of the rights and powers granted under it, including any document that the Pledgee may require for perfecting or preserving its title to any of the Security Assets or for vesting the same in itself or in any purchaser or transferee.

16	Assignments, etc.

16.1	The Pledgee may not assign or transfer any part of its respective rights and obligations under this Agreement.

16.2	The Pledgor may not assign or transfer any part of its rights, benefits or obligations under this Agreement.

17	Amendments

This Agreement may only be amended by an instrument in writing duly executed by the Pledgor and the Pledgee. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the parties, unless it is made in writing.

18	Notices

18.1	Any communication to be made under or in connection with this Agreement must be in English and shall be made in writing and, unless otherwise stated, may be made by fax or letter

18.2	The address and fax number of each party for any communication under or in connection with this Agreement is:
The Pledgor:	Qlik Technologies Inc. Att: President 150 N. Radnor-Chester Road, Suite E220 Radnor, PA 19087 USA Fax No.: +1 (610) 975-5987

The Pledgee:	Stiftelsen Industrifonden Att: Lennart Gustafson Box 1163 SE-111 91 Stockholm Sweden Fax No.: +46 (0) 40-611 18 43
or any substitute address or fax number as a party may notify to the other parties by not less than five (5) Business Days’ notice.

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
a)	if by way of fax, when received in legible form; or

b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

c)	and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.
18.3	Any notice received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

19	Counterparts

This Agreement may be executed in any number of counterparts and this will have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20	Governing Law And Jurisdiction

20.1	This Agreement is governed by Swedish law.

20.2
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The arbitral tribunal shall (i) where the amount in dispute does not exceed SEK 15,000,000 be composed of one (1) arbitrator and (ii) where the amount in dispute does exceed SEK 15,000,000 be composed of three (3) arbitrators.
The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

21.3
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

This Agreement has been duly executed on the date first written above in two (2) original copies, of which each of the parties has taken one copy.

QLIK TECHNOLOGIES INC.	INDUSTRIFONDEN

as Borrower	as Lender

/s/ Lars Björk Lars Björk	/s/ Claes de Neergaard Claes de Neergaard

/s/ Lennart Samuelsson

Lennart Samuelsson

APPENDIX 3.2
FORM OF NOTICE
This is to notify you that under a pledge agreement between ourselves and Stiftelsen Industrifonden (the “Pledgee”) dated [•] 2008 (the “Share Pledge Agreement”) we have pledged to the Pledgee, all our rights, title and interest in sixty-five percent (65%) of the shares of QlikTech international AB (the “Company”) represented by the share certificate(s) [1- 22,590,604] (the “Shares”) together with all dividends and other distributions and interest paid or payable after the date hereof on the Shares whether in cash or in kind and all shares, securities (including any convertible debt instruments and dividends or interest thereon), rights, moneys and property accruing or offered at any time by way of redemption, bonus, preference, option rights or otherwise to or in respect of the Shares or in substitution or exchange for the Shares (the “Related Rights”).
The pledge created by the Share Pledge Agreement shall be registered in the share register (Sw. aktiebok) of the Company and the Pledgee shall be registered as having the rights to the Shares and the Related Rights as set out above. Please note that any dividend on the Shares shall be paid to ourselves until other instructions are given to you in writing by the Pledgee.
We kindly request that you confirm your receipt and acknowledgement of the above by returning signed copies of this notification to each of the Pledgee and ourselves.
Place [•]/ Date [•]
QLIK TECHNOLOGIES INC.

[•]
We hereby acknowledge receipt of this letter and confirm that the pledge has been noted in the share register (Sw. aktiebok) and that we will pay all dividends and other distributions to the Pledgee when so instructed in writing by the Pledgee. We further confirm that we have not prior to the date hereof been notified of any pledge over the Shares.
Lund, [•] 2008
QLIKTECH INTERNATIONAL AB

[•]

APPENDIX 6.2
FORM OF POWER OF ATTORNEY
This power of attorney is granted pursuant to a share pledge agreement dated [•] (the “Share Pledge Agreement”) between Qlik Technologies Inc (the “Pledgor”) and Stiftelsen Industrifonden (the “Pledgee”).
The Pledgor hereby empowers any person duly appointed by the Pledgee, upon confirmation by the Pledgee that an Event of Default under the Facility Agreement (as defined in the Share Pledge Agreement) has occurred and is continuing, to attend all general meetings of the shareholders of QlikTech International AB (Reg. No. 556472-2691) (the “Company”) as the Pledgor’s representative and to vote at such general meetings for all the shares in the Company owned by the Pledgor.
This power of attorney is irrevocable and will, when the Pledgee confirms that an Event of Default under the Facility Agreement (as defined in the Pledge Agreement) has occurred and is continuing, exclude the Pledgor from exercising the voting rights at the general meeting of shareholders of the Company.
This power of attorney becomes effective on the date it is signed by the Pledgor and it shall remain in force for one year from such date.
This power of attorney shall in all respects be governed by and construed in accordance with Swedish law.

Place / date
QLIK TECHNOLOGIES INC.